Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 2, 2011
No. 1310

Coherent, Inc. Reports Fourth Fiscal Quarter and Year-End Results

SANTA CLARA, CA, November 2, 2011 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its fourth fiscal quarter and year ended October 1, 2011.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	Oct. 1,	July 2,	Oct. 2,	Oct. 1,	Oct. 2,
	2011	2011	2010	2011	2010
GAAP Results
(in millions except per share data)
Bookings	$195.4	$228.5	$192.5	$895.0	$696.0
Net sales	$208.0	$210.9	$166.4	$802.8	$605.1
Net income	$31.4	$19.0	$9.9	$93.2	$36.9
Diluted EPS	$1.25	$0.74	$0.39	$3.66	$1.47

Non-GAAP Results
(in millions except per share data)
Net income	$24.2	$21.1	$14.9	$88.1	$48.1
Diluted EPS	$0.96	$0.83	$0.59	$3.46	$1.92

FOURTH FISCAL QUARTER DETAILS

For the fourth fiscal quarter ended October 1, 2011, Coherent announced net sales of $208.0 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $31.4 million, or $1.25 per diluted share.  These results compare to net sales of $166.4 million and net income of $9.9 million, or $0.39 per diluted share, for the fourth quarter of fiscal 2010.  Coherent’s tax expense for the fourth fiscal quarter of 2011 was reduced by approximately $9.7 million due to the release of tax reserves and related interest as a result of an IRS settlement and the closure of open tax years. Non-GAAP net income for the fourth quarter of fiscal 2011 was $24.2 million, or $0.96 per diluted share.  Non-GAAP net income for the fourth quarter of fiscal 2010 was $14.9 million, or $0.59 per diluted share. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the third quarter of fiscal 2011 were $210.9 million and net income, on a GAAP basis, was $19.0 million, or $0.74 per diluted share.  Non-GAAP net income for the third quarter of fiscal 2011 was $21.1 million, or $0.83 per diluted share.

Bookings received during the fourth fiscal quarter ended October 1, 2011 of $195.4 million increased 1.5% from $192.5 million in the same prior year period and decreased by 14.5% compared to bookings of $228.5 million in the immediately preceding quarter.  The book-to-bill ratio was 0.94, resulting in backlog of $356.5 million at October 1, 2011 compared to a backlog of $368.7 million at July 2, 2011 and a backlog of $262.0 million at October 2, 2010.

For the fiscal year ended October 1, 2011, Coherent posted net sales of $802.8 million and net profit of $93.2 million ($3.66 per diluted share) on a GAAP basis compared to the prior year sales of $605.1 million and a net profit on a GAAP basis of $36.9 million ($1.47 per diluted share). Bookings received for the fiscal year ended October 1, 2011 were $895.0 million, compared to $696.0 million in bookings received during fiscal 2010.

“A solid fourth quarter performance capped off a record-setting year for Coherent including all-time highs for sales, orders, operating income and earnings per share.  We also maintained a very strong balance sheet allowing us to make investments in Germany, Korea and Singapore that should deliver long-term returns as well as returning $100 million to shareholders through share repurchases” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “While we have the usual puts and takes in various markets, the reduction in fourth quarter bookings is almost entirely related to the timing of orders in the FPD market for annealing systems.  This will have little impact on fiscal 2012 revenues for annealing systems as we have very high backlog coverage.  We are working with a number of customers throughout Asia on adding new capacity for FPD production and we expect to receive meaningful orders in fiscal 2012,” he added.

Coherent ended the quarter with cash and short term investments of $220.2 million, a decrease of $47.2 million from cash and short term investments of $267.4 million at July 2, 2011 and a decrease of $42.6 million from cash and short term investments of $262.8 million at October 2, 2010. During the quarter and year ended October 1, 2011, we repurchased approximately 1.3 million and 2.1 million shares of common stock at a cost of $58.7 million and $100.1 million, respectively.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Year Ended
	October 1,	July 2,	October 2,	October 1,	October 2,
	2011	2011	2010	2011	2010

Net sales	$207,961	$210,882	$166,398	$802,834	$605,067
Cost of sales (A) (B) (D) (E)	118,464	120,720	96,579	452,012	344,256
Gross profit	89,497	90,162	69,819	350,822	260,811
Operating expenses:
Research & development (A) (B) (D)	19,718	21,738	19,192	81,232	72,354
Selling, general & administrative (A) (B) (C) (D)	36,459	37,983	32,848	149,499	123,575
Intangibles amortization	1,879	1,851	2,044	8,082	8,002
Total operating expenses	58,056	61,572	54,084	238,813	203,931
Income from operations	31,441	28,590	15,735	112,009	56,880
Other income (expense), net(D) (E)	(25)	766	(1,000)	11,820	1,099
Income before income taxes	31,416	29,356	14,735	123,829	57,979
Provision for income taxes(F)	36	10,334	4,882	30,591	21,063
Net income	$31,380	$19,022	$9,853	$93,238	$36,916

Net income per share:
Basic	$1.27	$0.76	$0.40	$3.74	$1.49
Diluted	$1.25	$0.74	$0.39	$3.66	$1.47

Shares used in computation:
Basic	24,697	25,066	24,677	24,924	24,718
Diluted	25,167	25,587	25,240	25,464	25,091

(A)       Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

	Three Months Ended			Year Ended
Stock-related compensation	Oct. 1,	July 2,	Oct. 2,	Oct. 1,	Oct. 2,
expense	2011	2011	2010	2011	2010
Cost of sales	$374	$369	$241	$1,331	$949
Research & development	390	384	311	1,474	1,174
Selling, general & administrative	2,676	2,686	1,500	10,158	6,333
Impact on income from operations	$3,440	$3,439	$2,052	$12,963	$8,456

For the quarters ended October 1, 2011, July 2, 2011, and October 2, 2010, the impact on net income, net of tax was $2,489 ($0.10 per diluted share), $2,112 ($0.08 per diluted share) and $1,864 ($0.07 per diluted share), respectively. For the years ended October 1, 2011 and October 2, 2010, the impact on net income, net of tax was $9,161 ($0.36 per diluted share) and $6,846 ($0.27 per diluted share), respectively.

(B)       Restructuring costs included in operating results are summarized below:

	Three Months Ended			Year Ended
	Oct. 1,	July 2,	Oct. 2,	Oct. 1,	Oct. 2,
Restructuring costs	2011	2011	2010	2011	2010
Cost of sales	$—	$—	$3,453	$—	$5,018
Research & development	—	—	282	—	994
Selling, general & administrative	—	—	861	—	2,590
Impact on income from operations	$—	$—	$4,596	$—	$8,602

Restructuring costs for the quarters ended October 1, 2011and July 2, 2011 and the year ended October 1, 2011 were not material to our results of operations and have not been broken out here or in our non-GAAP reconciliation. For the three months and year ended October 2, 2010, the impact on net income, net of tax was $3,209 ($0.13 per diluted share) and $5,786 ($0.23 per diluted share), respectively.

(C)       The year ended October 2, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.

(D)       Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

	Three Months Ended			Year Ended
Deferred compensation	Oct. 1,	July 2,	Oct. 2,	Oct. 1,	Oct. 2,
expense (benefit)	2011	2011	2010	2011	2010
Cost of sales	$(50)	$13	$—	$66	$34
Research & development	(206)	80	15	280	183
Selling, general & administrative	(1,390)	488	68	2,214	1,349
Impact on income from operations	$(1,646)	$581	$83	$2,560	$1,566

For the quarters ended October 1, 2011, July 2, 2011 and October 2, 2010, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was expense of $1,763, income of $216 and expense of $74, respectively. For the year ended October 1, 2011 and October 2, 2010, the impact on other income (expense) net was income of $3,123 and income of $745, respectively.

(E)         The year ended October 1, 2011 includes $5,918 ($6,113 net of tax ($0.24 per diluted share)) gain from the dissolution of our Finland operations, of which a charge of $593 is recorded in cost of sales and a benefit of $6,511 is recorded in other income (expense), net.

(F)         The year ended October 1, 2011 includes a $9,686 ($0.38 per diluted share) benefit from the release of tax reserves and related interest as a result of an IRS settlement and the closure of open tax years and a $1,549 ($0.06 per diluted share) expense due to an increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	October 1, 2011	October 2, 2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$220,203	$262,771
Restricted cash	—	625
Accounts receivable, net	141,037	110,211
Inventories	152,385	113,858
Prepaid expenses and other assets	67,021	55,052
Total current assets	580,646	542,517
Property and equipment, net	104,504	90,339
Other assets	158,116	170,248
Total assets	$843,266	$803,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$15	$18
Accounts payable	39,841	39,737
Other current liabilities	122,549	92,165
Total current liabilities	162,405	131,920
Other long-term liabilities	62,860	79,721
Total stockholders’ equity	618,001	591,463
Total liabilities and stockholders’ equity	$843,266	$803,104

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended			Year Ended
	October 1, 2011	July 2, 2011	October 2, 2010	October 1, 2011	October 2, 2010
GAAP net income	$31,380	$19,022	$9,853	$93,238	$36,916
Stock option investigation and litigation expense (benefit)	—	—	—	—	(1,438)
Stock-related compensation expense	2,489	2,112	1,864	9,161	6,846
Gain on Finland dissolution	—	—	—	(6,113)	—
One-time tax expense (benefit)	(9,686)	—	—	(8,137)	—
Restructuring costs	—	—	3,209	—	5,786
Non-GAAP net income	$24,183	$21,134	$14,926	$88,149	$48,110

Non-GAAP net income per diluted share	$0.96	$0.83	$0.59	$3.46	$1.92

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the timing and achievement of any long-term returns on the Company’s investments in Germany, Korea and Singapore, the impact of timing of orders in the FPD market for annealing systems, the impact of the timing of orders on the Company’s fiscal 2012 revenues, the timing, impact and amount of backlog and the timing of receipt of orders in fiscal 2012. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued availability of products and materials from our suppliers, our ability to derive benefits and returns on the Company’s investments in Germany, Korea and Singapore, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California 95056—0980 • Telephone (408) 764-4000